Exhibit 99.2

Contact:	Darris Gringeri
DIRECTV
(212) 205-0882

Mike White to Continue as DIRECTV Chief Executive Officer
EL SEGUNDO, Calif., Nov. 2, 2012 – The DIRECTV (NASDAQ: DTV) Board of Directors announced today that Michael D. White has agreed to continue as Chairman of the Board, President and Chief Executive Officer following the end of his current employment agreement, which expires on Jan. 1, 2013.
During his three-year tenure as CEO, White has led DIRECTV to record performance levels and has kept the company positioned as the top video entertainment choice in the U.S. and across Latin America. Over the same period, DIRECTV’s stock price has increased 54 percent, compared to the 27 percent growth in the S&P 500 Index over the same period.
“The Board is pleased to retain Mike as CEO,” said Neil R. Austrian, lead independent director of the Board. “Mike has set a strategic direction to continue to increase our value to our customers, strengthen our relationships with the communities that we serve and has led the steady growth of the company during tough economic times. With his top-notch executive team, he’s set the tone for collaboration and innovation across the company, and kept us on a course to continue serving the long-term interests of shareholders.”
“I’m grateful for the opportunity to continue to lead DIRECTV and its creative, talented and dedicated employees at this exciting and challenging time,” said White. “I remain fully committed to continue increasing value for our shareholders by providing the best video experience for all of our customers. I want to thank DIRECTV’s Board, the management team and all our employees for their support.”
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Exhibit 99.2

Mike White Continues as DIRECTV CEO

DIRECTV continues to lead the industry in growth and profitability by offering a wide array of advanced products and entertainment services to its 33 million customers across the Americas. In the U.S., DIRECTV is transforming the entertainment experience for its customers with innovative HDDVR technology, connecting every TV in the home, and delivering more programming anywhere, anytime. In Latin America, DIRECTV’s premium brand, unique products and services and continental broadcast footprint have firmly established its competitive advantage in the region and fueled its record-setting growth.

About DIRECTV:
DIRECTV (NASDAQ: DTV) is one of the world’s leading providers of digital television entertainment services delivering a premium video experience through state-of-the-art technology, unmatched programming and industry leading customer service to 33 million customers in the U.S. and Latin America. In the U.S., DIRECTV offers its 19.9 million customers access to more than 170 HD channels and Dolby-Digital® 5.1 theater-quality sound, access to exclusive sports programming such as NFL SUNDAY TICKET™, Emmy- award winning technology and higher customer satisfaction than the leading cable companies for 11 years running. DIRECTV Latin America, through its subsidiaries and affiliated companies in Brazil, Mexico, Argentina, Venezuela, Colombia, and other Latin American countries, leads the pay-TV category in technology, programming and service, delivering an unrivaled digital television experience to more than 13.6 million customers. DIRECTV sports and entertainment properties include three Regional Sports Networks (Northwest, Rocky Mountain and Pittsburgh) as well as a 60 percent interest in Game Show Network. For the most up-to-date information on DIRECTV, please visit www.directv.com.
Further details regarding White’s employment arrangements will be included in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission.
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